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EXHIBIT 12.1

                    RATIO OF EARNINGS TO FIXED CHARGES
                              (In thousands)


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                                          Period from
                                           July 28,
                                             1993
                                          (inception)             Year ended
                                            through              December 31,            Three Months Ended
                                         December 31,   -------------------------------      March 31,
                                             1993         1994       1995       1996            1997
                                         -------------  ---------  ---------  ---------  ------------------
RATIO OF EARNINGS TO FIXED CHARGES

  Earnings:
     Loss before income taxes                 $(30)      $(1,432)   $(8,954)  $ (8,202)       $(3,572)
     Add:  Fixed charges, net                   64         1,159      8,098      9,083          3,254
                                         -------------  ---------  ---------  ---------  -----------------
        Income (loss) before income
          taxes and fixed charges, net         $34       $  (273)   $  (856)  $    881        $  (318)
                                         -------------  ---------  ---------  ---------  -----------------

Fixed Charges:
     Interest expense                          $63       $ 1,064    $ 6,332   $  4,018        $ 1,082
     Capitalized interest                       -            110        880      1,442            853
     Amortization of capitalized
       interest                                 -            -         -           -              -
     Amortization of debt expense                1            39      1,450        241             94
     Interest factor of rent expense            -             56        316      4,824          2,078
                                         -------------  ---------  ---------  ---------  -----------------
          Total fixed charges                  $64       $ 1,269     $8,978    $10,525        $ 4,107
                                         -------------  ---------  ---------  ---------  -----------------

Ratio of earnings to fixed charges             0.5          (0.2)      (0.1)       0.1           (0.1)


(1) For the period from July 28, 1993 (inception) through December 31, 1993, fiscal years ended December 31, 1994, 1995, and 1996 and three months ended March 31, 1997, fixed charges exceeded earnings by $30,000, $1.5 million, $9.8 million, $9.6 million and $4.4 million, respectively.


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